Exhibit 107
Calculation of Filing Fee Ta
ble
S-8
NETSCOUT SYSTEMS INC
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Other(2)	3,500,000(3)	$24.73 (2)	$86,555,000.00	0.0001531	$ 13,251.57

Total Offering Amounts				—	$86,555,000.00	—	$ 13,251.57

Total Fee Offsets				—	—	—	—

Net fee Due				—	—	—	$ 13,251.57
Offering Note

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of NetScout Systems, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $24.73 per share, which is the average of the high and low prices of Common Stock, as reported on the Nasdaq Global Select Market on September 8, 2025.

(3)	Represents an increase of 3,500,000 shares of Common Stock reserved for issuance under the Registrant’s 2019 Equity Incentive Plan, as amended.